EXHIBIT 99

NEWS RELEASE	August 12, 2024

FSI Announces Sale of Florida LLC units

VICTORIA, BRITISH COLUMBIA, August 12, 2024 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE- AMERICAN: FSI), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. Today the Company announces the sale of units of the Florida LLC we invested in more than five years ago.

The terms of the sale are $2 million paid at closing and $800,000/year paid annually for five years. The total received will be $6 million. The original purchase price was $3.5 million.

Dan O’Brien, CEO, comments, “This transaction increases FSI’s liquidity at a time when strong potential exists in our nutrition and food operations. It will contribute to our ability to take on significant contracts that may appear in the next several months.”

CEO O’Brien continues, “At the same time, the new partner in the Florida LLC has plans and the skills to expand sales over the next several years. This will be beneficial to FSI as we have retained a supply agreement with the LLC. It is expected that the change in ownership will result in increased sales to the Florida LLC beginning in the next several quarters.”

About Flexible Solutions International

Flexible Solutions International, Inc. (www.flexiblesolutions.com), based in Victoria, British Columbia, is an environmental technology company. The Company’s NanoChem Solutions Inc. subsidiary specializes in biodegradable, water-soluble products utilizing thermal polyaspartate (TPA) biopolymers. TPA beta-proteins are manufactured from the common biological amino acid, L-aspartic and have wide usage including scale inhibitors, detergent ingredients, water treatment and crop enhancement. Along with TPA, this division started producing other crop enhancement products as well. In 2022, the Company entered the food and nutrition markets by obtaining FDA food grade approval for the Peru IL plant. The other divisions manufacture energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world.

Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Flexible Solutions International

6001 54th Ave, Taber, Alberta, CANADA T1G 1X4

Company Contacts: Jason Bloom, Toll Free: 800.661.3560, Fax: 403.223.2905

Email: info@flexiblesolutions.com

To find out more information about Flexible Solutions and our products please visit www.flexiblesolutions.com

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